Exhibit 99.1

Transcript of Corporate Update

December 3, 2025

Before we end the call, I would like to take a minute or two to provide a brief corporate update and to reflect on 2025. During 2025, we as a Company met our primary corporate objectives and have conducted and completed a Phase 1b clinical study in CKD patients, where we generated some really fantastic game changing results where we were able to demonstrate that Gemini was able to rebalance a patient’s underlying inflammation at the cellular level. This is very important and a significant value creating step for the Company because these results open up the possibility of using Gemini to treat both acute and chronic active inflammation.

As we approach the end of 2025, the Company is in a very good financial position, and we will continue to work diligently to advance Gemini. In particular, we are looking forward to our meeting that is scheduled a little bit later this year with the FDA. The primary objective of that meeting is to gain regulatory FDA input on both the clinical and regulatory development pathways for Gemini, particularly as a treatment for acute kidney injury, which is a significant unmet medical need.

As we move into 2026 and on the heels of that FDA meeting, of which our objective is to get agreement on the clinical study design ultimately for registration and approval of Gemini to treat acute kidney injury, some of the necessary steps that we'll be taking in 2026 in advance of running that clinical study is building the infrastructure of the Company necessary to run a later stage clinical study. Items included in building up that infrastructure are manufacturing additional Gemini drug product as well as placebo to allow us to run placebo controlled clinical studies in a double-blinded fashion, which means that neither the patient nor the doctor, or any of the other caregivers, know what the patient is actually receiving, as well as building or manufacturing new drug. We are also actively working to identify study investigators - the doctors that actually will be treating these AKI patients, as well as working on contracting with a top-tier clinical research organization which provides, in a cost-effective manner, much of the infrastructure necessary to run a large US based and potentially global-based clinical study.

And lastly, I mention that we are talking with FDA about the clinical development pathway and building out the infrastructure with the idea and goal being to start a later stage Phase 2 or Phase 3 clinical study in acute kidney injury during the 2026 timeframe. This concludes our brief update and we look forward to talking to you all in the new year.